Exhibit 1.01
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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com
CDC Games Receives Final Government Approvals for The Lord of the Rings
and Now Readies for Open Beta and Commercial Launch
BEIJING, ATLANTA — Nov. 18, 2009 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today it has received final government approvals for The Lord of the Rings™: Shadows of Angmar™ (LOTRO) that enables Open Beta Testing (OBT) to begin later this week with commercial launch to follow one week thereafter.
The China government needs to approve all games before it can proceed into open beta and commercial launch. With a successful Closed Beta Test (CBT) now completed and these government approvals secured, CDC Games is now ready for the final testing stage before commercial launch. During its final phase of CBT, CDC Games reported a registration number of 2.2 million users accompanied by a high activation rate during the last week of testing. Playing time steadily increased throughout the CBT resulting in average play of four hours per session. During the last week of CBT, LOTRO continued to rank in the Top 10 including number 1 and number 2 rankings for the highly anticipated games and downloads categories in popular games sites and portals.
“We are delighted to announce government approvals of LOTRO by key Chinese government authorities,” said Jingqing Sun, chief operating officer of CDC Games. “With those critical approvals, our open beta test for LOTRO can now begin this week with commercial launch following shortly. Based on our CBT test results, particularly average playing time, we believe this game has potential for huge and sustainable success for the Chinese market. Our network performed steadily during the CBT and we received valuable feedback from gamers to further improve the game’s performance. Overall, we are very confident of a profitable market outlook for LOTRO in the Chinese market in the OBT and commercial launch.”
“We are very pleased that CDC Games has received the required government approvals and are now readying LOTRO for commercial launch,” said Jim Crowley, president and CEO of Turbine, Inc. “CDC Games and Turbine have worked together closely to assure the game will be appealing to the preferences of Chinese gamers and that it operates with the highest level of technical proficiency. With this thorough preparation now complete, we remain confident for the successful long-term prospects of LOTRO in one of the world’s largest game markets.”
CDC Games holds the exclusive distribution rights in China for The Lord of the Rings which is the only massively multiplayer online role playing game (MMORPG) based on the literary works of J.R.R. Tolkien. The Lord of the Rings is developed by North American-based Turbine, Inc., a leading creator and operator of massive, persistent online worlds that foster powerful social gaming communities.
About Turbine
Turbine, Inc. is a premier creator and operator of massive, persistent online worlds that foster powerful social gaming communities. Turbine has grown to become one of the largest privately-held online gaming studios in North America. Turbine has created some of the world’s most popular and award-winning online games, including The Lord of the Rings™, Dungeons & Dragons Online®: Eberron Unlimited™, and Asheron’s Call®. For more information on Turbine, its products and services please visit www.turbine.com.
About Middle-earth Enterprises
The Saul Zaentz Company d/b/a Middle-earth Enterprises f/k/a Tolkien Enterprises (SZC), is the holder of worldwide motion picture, legitimate stage, merchandising, and other rights in the literary works of J.R.R. Tolkien including The Lord of the Rings and The Hobbit. SZC has been producing and licensing films, stage productions and merchandise based on the Tolkien works for more than 30 years. Its headquarters are located in Berkeley, California and its Middle-earth Enterprises website may be found at www.middleearth.com.

About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.
About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Currently, CDC Games offers six popular MMO online games in China. For more information on CDC Games, visit: www.cdcgames.net.
THE LORD OF THE RINGS™ interactive video game © 2009 Turbine, Inc. and patents pending. All rights reserved. Middle-earth Poster Map © 2007 The Saul Zaentz Company, d/b/a Middle-earth Enterprises f/k/a Tolkien Enterprises (SZC), under license to Turbine, Inc. All rights reserved. “The Lord of the Rings”, “Siege of Mirkwood”, Middle-earth Enterprises logo, “The Lord of the Rings” and the names of the characters, events, items and places therein are trademarks or registered trademarks of SZC under license to Turbine, Inc. Turbine and the Turbine logo are trademarks or registered trademarks of Turbine, Inc. in the U.S. and/or other jurisdictions. All other trademarks are the property of their respective owners.
Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the performance of CDC Games and The Lord of the Rings, our beliefs regarding the potential of this game, our ability to project future operating results based on closed beta test results, our beliefs regarding the timing of the open beta testing for LOTRO, and the timing of this game’s commercial launch, our beliefs regarding our ability to launch additional games in the future, our beliefs regarding the effect of the upcoming holiday on consumers and the Chinese media, our beliefs regarding our ability to capture market share with the launch of LOTRO, our beliefs regarding the data we received during closed beta testing, our beliefs regarding the value proposition of LOTRO, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market other games; (c) the future growth of the online games industry in the China market; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the popularity of The Lord of the Rings and CDC Games’ other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.